OMNIBUS
AGREEMENT
BY AND AMONG
QUICKSILVER GAS SERVICES LP,
QUICKSILVER GAS SERVICES GP LLC
AND
QUICKSILVER RESOURCES INC.

Table of Contents

	ARTICLE I
	Definitions
1.1	Definitions	1
	ARTICLE II
	Non-competition and Business Opportunities
2.1	Restricted Businesses	5
2.2	Permitted Exceptions	5
2.3	Procedures	6
2.4	Scope of Prohibition	12
2.5	Enforcement	12
2.6	Termination	12
	ARTICLE III
	Indemnification
3.1	Environmental Indemnification	12
3.2	Additional Indemnification	12
3.3	Limitations Regarding Indemnification	13
3.4	Indemnification by the Partnership Group	14
3.5	Indemnification Procedures	14
	ARTICLE IV
	Reimbursement Obligations
4.1	Reimbursement for Operating and General and Administrative Expenses.	15
4.2	Reimbursement for Insurance	15
	ARTICLE V
	Miscellaneous
5.1	Choice of Law; Submission to Jurisdiction	16
5.2	Notice	16
5.3	Entire Agreement	16
5.4	Termination	16
5.5	Effect of Waiver or Consent	16
5.6	Amendment or Modification	17
5.7	Assignment; Third Party Beneficiaries	17
5.8	Counterparts	17
5.9	Severability	17
5.10	Gender, Parts, Articles and Sections	17
5.11	Further Assurances	17
5.12	Withholding or Granting of Consent	17
5.13	Laws and Regulations	18
5.14	Negation of Rights of Limited Partners, Assignees and Third Parties	18
5.15	No Recourse Against Officers or Directors	18

i

OMNIBUS AGREEMENT
     THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among Quicksilver Gas Services LP, a Delaware limited partnership (the “MLP”), Quicksilver Gas Services GP LLC, a Delaware limited liability company (“General Partner”), and Quicksilver Resources Inc., a Delaware corporation (“Quicksilver”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
     The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, Article III and Article IV of this Agreement, with respect to certain non-competition and business opportunity, indemnification and reimbursement obligations of the Parties.
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
Definitions
     1.1 Definitions. (a) Capitalized terms used herein but not defined shall have the meanings given them in the MLP Agreement.
     (b) As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except (a) Quicksilver and any affiliates of Quicksilver and (b) in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.
     “Closing Date” means the date of the closing of the initial public offering of Common Units.
     “Commencement Notice” is defined in Section 2.3(a).
     “Construction Costs” means all costs associated with developing, engineering, designing, building, financing and conducting completion testing of Retained Assets and/or Subject Assets, including, without limitation, any costs to acquire related real property or necessary rights of way and any internal costs incurred to compensate employees for time spent on development, engineering, designing, building, financing or testing Retained Assets and/or Subject Assets.
     “Construction Offer” is defined in Section 2.3(c).
     “Covered Environmental Losses” means all Environmental Losses by reason of or arising out of any violation, event, circumstance, action, omission or condition which occurred before the Closing Date.
     “Environmental Losses” means all environmental Losses, (including, without limitation, costs and expenses of any Environmental Activity) of any and every kind or character, by reason of or arising out of:
     (i) any violation or correction of violation of any Environmental Laws;
     (ii) any Environmental Activity required pursuant to Environmental Laws to address a Release of Hazardous Substances; or
     (iii) any event, omission or condition associated with ownership or operation of the MLP Assets (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the MLP Assets or the exposure to or Release of Hazardous Substances arising out of operation of the MLP Assets at non-MLP Asset locations), including, without limitation, (A) the cost and expense of any Environmental Activity, and (B) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work.
     “Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, without limitation, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances; including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date.
     “Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Gathering and Processing Agreement” shall mean the Fifth Amended and Restated Cowtown Gas Facilities Gas Gathering and Processing Agreement, dated as of the Closing Date, among Quicksilver, Cowtown Pipeline Partners L.P. and Cowtown Gas Processing Partners L.P., as such agreement may be amended or restated and in effect at the time a determination is being made thereunder pursuant to this Agreement.
     “Gathering System” shall have the meaning assigned to such term in the Gathering and Processing Agreement.
     “Gathering System Expansion” is defined in Section 2.2(d).
     “General Partner” has the meaning given such term in the preamble to this Agreement.
     “Hazardous Substance” means (a) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including, without limitation, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
     “Indemnified Party” means each Partnership Group Member in their capacity as the parties entitled to indemnification in accordance with Article III.

     “Indemnifying Party” means the General Partner and Quicksilver, collectively in their capacity as the parties from whom indemnification may be required in accordance with Article III.
     “Independent Expert” is defined in Section 2.3(c)(iv).
     “Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.
     “MLP” has the meaning given such term in the introduction to this Agreement.
     “MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the MLP Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement only if it has received the approval of the Conflicts Committee that would be required, if any, pursuant to Section 5.6 hereof if such amendment or modification were an amendment or modification of this Agreement.
     “MLP Assets” means the pipelines, processing plants or related equipment or assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the Closing Date.
     “Offer” is defined in Section 2.3(b).
     “Organizational Documents” means certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, certificates of limited partnership or limited partnership agreements or other formation or governing documents of a particular entity.
     “Other Construction Terms” is defined in Section 2.3(c)(i).
     “Other Notice Terms” is defined in Section 2.3(a).
     “Partnership Entities” means the General Partner and each member of the Partnership Group.
     “Partnership Group Member” means any member of the Partnership Group.
     “Party” or “Parties” have the meaning given such terms in the introduction to this Agreement.
     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
     “Quicksilver” has the meaning given such term in the preamble to this Agreement.

     “Quicksilver Counties” means the following counties in the State of Texas: Hood, Somervell, Johnson, Tarrant, Hill, Parker, Bosque and Erath.
     “Quicksilver Entities” means Quicksilver and any other Person controlled by Quicksilver other than the Partnership Entities. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
     “Restricted Businesses” is defined in Section 2.1.
     “Retained Asset” and “Retained Assets” are defined in Section 2.2(b).
     “Retained Asset Election Notice” is defined in Section 2.3(a).
     “Retained Asset Valuation Expert” is defined in Section 2.3(a)(iv).
     “Services” is defined in Section 4.1(a).
     “Subject Assets” means any assets or group of related assets that are located in the Quicksilver Counties and that are related to the Restricted Businesses, but excluding the Retained Assets.
     “Subject Assets Valuation Expert” is defined in Section 2.3(b).
     “Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.
ARTICLE II
Non-competition and Business Opportunities
     2.1 Restricted Businesses. Except as permitted by Section 2.2, each Quicksilver Entity shall be prohibited from engaging in, whether by acquisition, construction or otherwise, any of the following businesses (the “Restricted Businesses”): the gathering, treating, processing, fractionating, transportation or storage of natural gas in the Quicksilver Counties, or the transportation or storage of natural gas liquids in the Quicksilver Counties, and constructing, buying or selling any assets related to the foregoing businesses.
     2.2 Permitted Exceptions. Notwithstanding any provisions of Section 2.1 to the contrary, the Quicksilver Entities may engage in the following activities under the following circumstances:
          (a) any business that (i) is primarily related to the exploration for and production of oil or natural gas, the sale and marketing of oil and natural gas derived from such exploration and production activities, or the sale and marketing of natural gas liquids or (ii) is otherwise not a Restricted Business;
          (b) the construction or completion of construction, and the operation, of gathering lines listed on Schedule A hereto (which will be subject to the MLP’s rights and obligations set forth in Section 2.3(a) of this Agreement) (such assets referred to individually herein as a “Retained Asset”, and collectively as the “Retained Assets”);
          (c) the ownership and/or operation of any Subject Assets acquired by a Quicksilver Entity after the Closing Date; provided, that the MLP has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.3(b) and the General Partner (with the concurrence of the Conflicts Committee) has elected not to purchase the Subject Assets; provided, further, that (i) prior to the offer being made to the MLP and (ii) during the pendency of the procedures described in Section 2.3(b), the applicable Quicksilver Entity or Quicksilver Entities shall be entitled to own and operate the Subject Assets;
          (d) the construction, ownership and/or operation of any Subject Assets constructed by a Quicksilver Entity after the Closing Date (including, without limitation, any Gathering System expansion (“Gathering System Expansion”) that the MLP or any Partnership Group Member declines to construct and that Quicksilver elects to construct or cause to be constructed in accordance with Section 4.4 of the Gathering and Processing Agreement); provided, that the MLP shall have the rights with respect to any Gathering System Expansion specified in Section 4.4 of the Gathering and Processing Agreement;
          (e) any other Restricted Business that was engaged in by a Quicksilver Entity on the date of this Agreement; provided, however, that any future acquisitions or opportunities related to such Restricted Business shall be subject to the procedures set forth in Section 2.3; and
          (f) any Restricted Business conducted by a Quicksilver Entity with the approval of the Conflicts Committee.
     2.3 Procedures.
          (a) Notwithstanding any other provision herein to the contrary, the General Partner shall be obligated to cause a Partnership Group Member to elect, not later than two years after receipt by the General Partner of the Commencement Notice (as defined below) with respect to a particular Retained Asset, to purchase such Retained Asset for a purchase price equal to the fair market value thereof, such purchase to be effected in accordance with the procedures set forth below in this Section 2.3(a) (or if such an election is not made by the second anniversary of the receipt of the Commencement Notice, it will be deemed made in accordance with Section 2.3(a)(ii) below). Following the commencement of commercial service with respect to any Retained Asset but prior to the purchase of such Retained Asset by a Partnership Group Member pursuant to this Section 2.3(a), the applicable Quicksilver Entity will pay to the applicable Partnership Group Member a fee for operating such Retained Asset.
     (i) Not later than 60 days after a Quicksilver Entity completes construction of a Retained Asset and such Retained Asset commences commercial service, such Quicksilver Entity shall notify the General Partner in writing of such commencement (the

“Commencement Notice”). The Commencement Notice shall (w) set forth the Quicksilver Entity’s good faith estimate of the actual Construction Costs for such Retained Asset, (x) include an offer to sell such Retained Asset to a Partnership Group Member to be designated by the General Partner at the fair market value thereof determined as provided in Section 2.3(a)(iii) or Section 2.3(a)(iv), (y) include any other proposed terms relating to the purchase of such Retained Asset, and, (z) if the Quicksilver Entity desires to utilize such Retained Asset after the purchase of such Retained Asset by a Partnership Group Member in accordance with this Section 2.3(a), include commercially reasonable terms on which the Partnership Group will provide services to such Quicksilver Entity to enable it to so utilize such Retained Asset (clauses (y) and (z) herein are collectively referred to as the “Other Notice Terms”).
     (ii) The General Partner shall notify the applicable Quicksilver Entity, which notice shall be in writing, of the exercise by the General Partner of its election to purchase such Retained Asset (such notice, the “Retained Asset Election Notice”), and if the General Partner fails to furnish such a Retained Asset Election Notice to the applicable Quicksilver Entity on or before the second anniversary of the General Partner’s receipt of a Commencement Notice, the General Partner shall be deemed to have delivered, and the applicable Quicksilver Entity to have received, a Retained Asset Election Notice on such second anniversary.
     (iii) In the event that the applicable Quicksilver Entity and the General Partner (with the concurrence of the Conflicts Committee) within 60 days after the receipt or deemed receipt by the applicable Quicksilver Entity of the Retained Asset Election Notice are able to agree on the fair market value of the Retained Asset that is subject to the Commencement Notice and the Other Notice Terms, a Partnership Group Member shall purchase the Retained Asset for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached and, if applicable, enter into an agreement with the applicable Quicksilver Entity to provide services in a manner consistent with the Commencement Notice.
     (iv) In the event that the applicable Quicksilver Entity and the General Partner (with the concurrence of the Conflicts Committee) are unable to agree within 60 days after the receipt by the applicable Quicksilver Entity of the Retained Asset Election Notice on the fair market value of the Retained Asset that is subject to the Commencement Notice, the applicable Quicksilver Entity and the General Partner will engage a mutually agreed upon independent investment banking firm or other independent Person that is an expert in valuing midstream energy assets such as the Retained Asset that is subject to the Commencement Notice (“Retained Asset Valuation Expert”) to determine the fair market value of such Retained Asset. Such Retained Asset Valuation Expert will determine the fair market value of such Retained Asset within 30 days of its engagement and furnish the applicable Quicksilver Entity and the General Partner its determination, which determination shall be a final and binding determination of the fair market value to be paid by the Partnership Group Member for the Retained Asset. The fees of the Retained Asset Valuation Expert will be split equally between Quicksilver and the MLP.

     (v) If the applicable Quicksilver Entity and the General Partner are unable to agree within 60 days after the receipt by the applicable Quicksilver Entity of the Retained Asset Election Notice on all of the Other Notice Terms, the applicable Quicksilver Entity and the General Partner will obtain a good faith proposal from a mutually agreed upon third party engaged in the business to which such Other Notice Terms relate in order to determine the Other Notice Terms on which the General Partner and the applicable Quicksilver Entity are unable to agree. Such third party will submit a good faith proposal regarding the Other Notice Terms on which the General Partner and the applicable Quicksilver Entity are unable to agree within 30 days of its engagement and furnish the applicable Quicksilver Entity and the General Partner its proposal, which determination shall be a final and binding determination of the Other Notice Terms. The fees of the third party will be split equally between the applicable Quicksilver Entity and the Partnership Group.
     (vi) Once the fair market value and the Other Notice Terms have been finally determined pursuant to sub-clauses (iii), (iv) or (v) above, the General Partner will have the obligation to cause a Partnership Group Member to purchase the Retained Assets that are the subject of the Retained Asset Election Notice as modified by the determination of the Retained Asset Valuation Expert and/or the third party submitting a proposal as soon as commercially practicable after such determination and, if applicable, enter into an agreement with the applicable Quicksilver Entity to provide services in a manner consistent with the Commencement Notice, as modified by the determination of the third party submitting a proposal, if applicable.
          (b) In the event that a Quicksilver Entity becomes aware of an opportunity to make an acquisition that includes Subject Assets, then the applicable Quicksilver Entity may make such acquisition without first offering the opportunity to the MLP as long as it complies with the following procedures:
     (i) Within 120 days after the consummation of such an acquisition, the applicable Quicksilver Entity shall notify the General Partner in writing of such acquisition. Such notice shall include an offer (the “Offer”) by the applicable Quicksilver Entity to sell the Subject Assets to the MLP, accompanied by a proposed definitive agreement to effectuate the purchase and sale of the Subject Assets (the “Purchase Agreement”). The Purchase Agreement shall set forth the material terms of the Offer, including the proposed purchase price, any liabilities to be assumed by the Partnership Group and the other material terms of the Offer; provided, that the representations and warranties regarding the Subject Assets shall be substantially consistent with the terms contained in the definitive purchase agreement pursuant to which the applicable Quicksilver Entity acquired the Subject Assets, subject to such adjustments as the applicable Quicksilver Entity reasonably determines are necessary to reflect the differences in the transaction. In addition, if any Quicksilver Entity desires to utilize the Subject Assets, the Offer may include commercially reasonable terms on which the Partnership Group will provide services to such Quicksilver Entity to enable it to utilize the Subject Assets.

     (ii) As soon as practicable after the Offer is made, the applicable Quicksilver Entity will deliver to the MLP all information prepared by or on behalf of or in the possession of any Quicksilver Entity related to the Subject Assets and reasonably requested by the MLP. As soon as practicable, but in any event within 60 days after receipt of the Offer accompanied by the form of Purchase Agreement, the General Partner shall notify the Quicksilver Entity in writing that either: (x) the General Partner, on behalf of the Partnership Group, has elected (with the concurrence of the Conflicts Committee) not to cause a Partnership Group Member to purchase the Subject Assets, in which event the Quicksilver Entities shall be forever free to continue to own or operate such Subject Assets, or (y) the General Partner, on behalf of the Partnership Group, has elected (with the concurrence of the Conflicts Committee) to cause a Partnership Group Member to purchase the Subject Assets, in which event sub-clauses (iii) and (iv) shall apply.
     (iii) In the event that the applicable Quicksilver Entity and the General Partner (with the concurrence of the Conflicts Committee) within 60 days after receipt by the General Partner of the Offer are able to agree on the fair market value of the Subject Assets that are subject to the Offer accompanied by the form of Purchase Agreement and the other terms of the Offer including, without limitation, the terms, if any, on which the Partnership Group will provide services to any Quicksilver Entity to enable it to utilize the Subject Assets, a Partnership Group Member shall purchase the Subject Assets for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached and, if applicable, enter into an agreement with any Quicksilver Entity to provide services in a manner consistent with the Offer.
     (iv) In the event that the applicable Quicksilver Entity and the General Partner (with the concurrence of the Conflicts Committee) are unable to agree within 60 days after receipt by the General Partner of the Offer on the fair market value of the Subject Assets that are subject to the Offer or the other terms of the Offer including, if applicable, the terms on which the Partnership Group will provide services to any Quicksilver Entity to enable it to utilize the Subject Assets, the applicable Quicksilver Entity and the General Partner will engage a mutually agreed upon independent investment banking firm or other independent Person that is an expert in valuing midstream assets like the Subject Assets (such firm or Person, the “Subject Assets Valuation Expert”) to determine the fair market value of the Subject Assets and/or the other terms on which the General Partner and the Quicksilver Entity are unable to agree. Such Subject Assets Valuation Expert will determine the fair market value of the Subject Assets and/or the other terms on which the General Partner and the applicable Quicksilver Entity are unable to agree within 30 days of its engagement and furnish the applicable Quicksilver Entity and the General Partner its determination. The fees of the Subject Assets Valuation Expert will be split equally between Quicksilver and the MLP. Once the Subject Assets Valuation Expert has submitted its determination of the fair market value of the Subject Assets and/or the other terms on which the Partnership Group and the applicable Quicksilver Entity are unable to agree, the General Partner will have the right, but not the obligation, subject to the concurrence of the Conflicts Committee, to cause a Partnership Group Member to purchase the Subject Assets pursuant to the Offer as modified by the determination of the Subject Assets Valuation Expert. The Partnership Group Member

will provide written notice of its decision to the Quicksilver Entity within 30 days after the Subject Assets Valuation Expert has submitted its determination. Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Subject Assets. If the General Partner elects to cause a Partnership Group Member to purchase the Subject Assets, then the Partnership Group Member shall purchase the Subject Assets pursuant to the Offer as modified by the determination of the Valuation Expert as soon as commercially practicable after such determination and, if applicable, enter into an agreement with the applicable Quicksilver Entity to provide services in a manner consistent with the Offer, as modified by the determination of the Subject Assets Valuation Expert, if applicable.
          (c) In the event that a Quicksilver Entity determines to construct Subject Assets (other than a Gathering System Expansion, which shall be subject to the rights of the Partnership Group pursuant to Section 4.4 of the Gathering and Processing Agreement), then the applicable Quicksilver Entity may construct or cause to be constructed such Subject Assets without first offering the opportunity to construct and own same to the MLP if such Quicksilver Entity complies with the following procedures:
(i)	Within 120 days after the completion of construction and the commencement of commercial service of such Subject Assets by a Quicksilver Entity, the applicable Quicksilver Entity shall notify the General Partner in writing of such construction and offer the Partnership Group the opportunity to purchase such Subject Assets in accordance with this Section 2.3(c) (the “Construction Offer”). The Construction Offer shall set forth the Quicksilver Entity’s good faith estimate of (A) the actual Construction Costs for the Subject Assets incurred by the applicable Quicksilver Entity, and (B) the fair market value of such Subject Assets, which fair market value shall constitute the proposed purchase price for the Subject Assets, together with the other proposed terms relating to the purchase of the Subject Assets, and, if any Quicksilver Entity desires to utilize the Subject Assets, the Construction Offer may also include commercially reasonable terms on which the Partnership Group will provide services to such Quicksilver Entity to enable it to utilize the Subject Assets (collectively, the “Other Construction Terms”).

(ii)	As soon as practicable, but in any event within 60 days after receipt of such written notification, the General Partner shall notify the applicable Quicksilver Entity in writing that either (x) the General Partner, on behalf of the Partnership Group, has elected (with the concurrence of the Conflicts Committee) not to cause a Partnership Group Member to purchase the Subject Assets, in which event the Quicksilver Entities shall be forever free to continue to own or operate such Subject Assets, or (y) the General Partner, on behalf of the Partnership Group, has elected (with the concurrence of the Conflicts Committee) to cause a Partnership Group Member to purchase the Subject Assets, in which event the following procedures shall apply:

(iii)	In the event that the applicable Quicksilver Entity and the General Partner (with the concurrence of the Conflicts Committee) within 60 days after receipt by the

General Partner of the Construction Offer are able to agree on the fair market value of the Subject Assets that are subject to the Construction Offer and the Other Construction Terms of the Construction Offer, a Partnership Group Member shall purchase the Subject Assets for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached and, if applicable, enter into an agreement with the Quicksilver Entity to provide services in a manner consistent with the Construction Offer.

(iv)	In the event that the applicable Quicksilver Entity and the General Partner (with the concurrence of the Conflicts Committee) are unable to agree within 60 days after receipt by the General Partner of the Construction Offer on the fair market value of the Subject Assets that are subject to the Construction Offer, the applicable Quicksilver Entity and the General Partner will engage a mutually agreed upon independent investment banking firm or other independent Person that is an expert in valuing midstream assets such as the Subject Assets that are the subject of the Construction Offer (the “Independent Expert”), to determine the fair market value of the Subject Assets. Such Independent Expert will determine the fair market value of the Subject Assets within 30 days of its engagement and furnish the applicable Quicksilver Entity and the General Partner its determination, which determination shall be a final and binding determination of the fair market value. The fees of the Independent Expert will be split equally between Quicksilver and the MLP.

(v)	If the applicable Quicksilver Entity and the General Partner are unable to agree within 60 days after receipt by the General Partner of the Construction Offer on all of the Other Construction Terms, the applicable Quicksilver Entity and the General Partner will obtain a good faith proposal from a mutually agreed upon third party engaged in the business to which such Other Construction Terms relate in order to determine the Other Construction Terms on which the General Partner and the applicable Quicksilver Entity are unable to agree. Such third party will submit a good faith proposal regarding the Other Construction Terms on which the General Partner and the applicable Quicksilver Entity are unable to agree within 30 days of its engagement and furnish the applicable Quicksilver Entity and the General Partner its proposal, which determination shall be a final and binding determination of the Other Construction Terms. The fees of the third party will be split equally between the applicable Quicksilver Entity and the Partnership Group.

(vi)	Once the fair market value and the Other Construction Terms have been finally determined pursuant to sub-clauses (iii), (iv) or (v) above, the General Partner will have the right, but not the obligation, subject to the concurrence of the Conflicts Committee, to cause a Partnership Group Member to purchase the Subject Assets pursuant to the Construction Offer as modified by the determination of the Independent Expert and/or the third party submitting a proposal, as applicable. The Partnership Group Member will provide written notice of its decision to the applicable Quicksilver Entity within 30 days after the later of the date on which the Independent Expert and/or the third party submitting a proposal, as applicable, has submitted its determination. Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Subject Assets. If the General Partner elects to cause a Partnership Group Member to purchase the Subject Assets, then the Partnership Group Member shall purchase the Subject Assets pursuant to the Construction Offer as modified by the determination of the Independent Expert and/or the third party submitting a proposal as soon as commercially practicable after such determination and, if applicable, enter into an agreement with the applicable Quicksilver Entity to provide services in a manner consistent with the Construction Offer, as modified by the determination of the third party submitting a proposal, if applicable.
          (d) The procedures set forth in Section 2.3(c) shall not apply to any Gathering System Expansion, which shall be subject to the rights and obligations set forth in Section 4.4 of the Gathering and Processing Agreement; provided, however, that any determination by any Partnership Group Member not to exercise its right to acquire a Gathering System Expansion or to permit such right to expire unexercised shall be subject to the concurrence of the Conflicts Committee.
     2.4 Scope of Prohibition. Except as provided in this Article II and the MLP Agreement, each Quicksilver Entity shall be free to engage in any business activity, including those that may be in direct competition with any Partnership Group Member.
     2.5 Enforcement. Each Quicksilver Entity agrees and acknowledges that the Partnership Group does not have any adequate remedy at law for the breach by the Quicksilver Entities of the covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership Group. Each Quicksilver Entity further agrees and acknowledges that any Partnership Group Member may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin any of the Quicksilver Entities from such breach, and consents to the issuance of injunctive relief under this Agreement.
     2.6 Termination. This Article II shall terminate on the first to occur of the following: (a) the tenth anniversary of the Closing Date and (b) at such time as a Quicksilver Entity ceases to own or control a majority of the issued and outstanding voting securities of the General Partner.
ARTICLE III
Indemnification
     3.1 Environmental Indemnification. Subject to the provisions of Section 3.3 and Section 3.4, the Indemnifying Party shall indemnify, defend and hold harmless the Indemnified Party from and against any Covered Environmental Losses suffered or incurred by the Indemnified Party and arising from or relating to the MLP Assets for a period of two (2) years from the Closing Date.
     3.2 Additional Indemnification. Subject to the provisions of Section 3.3 and Section 3.4, the Indemnifying Party shall indemnify, defend and hold harmless the Indemnified

Party from and against any Losses suffered or incurred by the Indemnified Party by reason of or arising from:
          (a) the failure of the Partnership Group to be the owner of valid and indefeasible easement rights, leasehold and/or fee ownership interests in and to the lands on which are located any MLP Assets, and such failure renders the Partnership Group liable to a third party or unable to use or operate the MLP Assets in substantially the same manner that the MLP Assets were used and operated by the Quicksilver Entities immediately prior to the Closing Date;
          (b) the failure of the Partnership Group to have on the Closing Date any consent or governmental permit necessary to allow (i) the transfer of any of the MLP Assets to the Partnership Group on the Closing Date or (ii) the Partnership Group to use or operate the MLP Assets in substantially the same manner that the MLP Assets were owned and operated by the Quicksilver Entities immediately prior to the Closing Date;
          (c) all federal, state and local income tax liabilities attributable to the ownership or operation of the MLP Assets prior to the Closing Date, including (i) any such income tax liabilities of the Quicksilver Entities that may result from the consummation of the formation transactions for the Partnership Entities and (ii) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provision from state, local or foreign applicable law, by contract, as successor, transferred or otherwise and which income tax is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date;
          (d) the fire, personal injury and related personal and property damage arising from the accident at the Cowtown Gas Processing Facility that occurred on May 25, 2007;
provided, however, that, (i) in the case of clauses (a) and (b) above, such indemnification obligations shall survive for two (2) years from the Closing Date; (ii) in the case of clause (c) above, such indemnification obligation shall survive until 12:01 a.m. of the first day after the expiration of any applicable statute of limitations; and (iii) in the case of clause (d) above, such indemnification obligation shall survive indefinitely.
     3.3 Limitations Regarding Indemnification.
          (a) Notwithstanding anything herein to the contrary, in no event shall the Indemnifying Party have any indemnification obligations under this Agreement for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.
          (b) Notwithstanding anything herein to the contrary, the liability of the Indemnifying Party for any indemnification obligations under this Agreement will be subject to reduction for (i) any insurance proceeds realized by the Indemnified Party with respect to the indemnified matter, net of any premium that becomes due and payable as a result of such claim and (ii) any amounts recovered by the Indemnified Party under contractual indemnities from third parties. The MLP hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds and amounts recoverable under such contractual indemnities.

          (c) The liability of the Indemnifying Party for any indemnification obligations under this Agreement will be reduced by any amounts reserved or accrued for such Losses on the consolidated balance sheet of the Partnership Group as of December 31, 2006.
     3.4 Indemnification by the Partnership Group. In addition to and not in limitation of the indemnification provided under the MLP Agreement, the Partnership Group shall indemnify, defend and hold harmless the Quicksilver Entities from and against any Losses (excluding Environmental Losses) suffered or incurred by the Quicksilver Entities by reason of or arising out of events and conditions associated with the operation of the MLP Assets and occurring on or after the Closing Date, unless in any such case indemnification would not be permitted under the MLP Agreement by reason of one of the provisos contained in Section 7.7 of the MLP Agreement.
     3.5 Indemnification Procedures.
          (a) The Indemnified Party agrees that within thirty (30) days after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article III, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement). Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under this Section 3.5 will not relieve the Indemnifying Party from liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.
          (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article III, including, without limitation, the selection of counsel (provided that if such claim involves Covered Environmental Losses, such counsel shall be reasonably acceptable to the Indemnified Party), determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.
          (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.5. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
          (d) The indemnification obligations under this Article III shall continue with respect to any claim for indemnification pursuant to this Article III that is pending as of the end of the applicable survival period notwithstanding the expiration of such survival period.
ARTICLE IV
Reimbursement Obligations
     4.1 Reimbursement for Operating and General and Administrative Expenses.
          (a) Quicksilver hereby agrees to continue to provide, or cause to be provided, the Partnership Group with general and administrative services, such as legal, accounting, treasury, cash management, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering, that are substantially identical in nature and quality to the services of such type previously provided by Quicksilver in connection with its management and operation of the MLP Assets during the two (2) year period prior to the Closing Date (collectively, the “Services”).
          (b) The Partnership Group hereby agrees to reimburse Quicksilver for all expenses incurred in conjunction with the performance of the Services, including expenditures it incurs or payments it makes on behalf of the Partnership Group in connection with the business and operations of the Partnership Group, including, but not limited to, (i) salaries of all Quicksilver personnel performing services on the Partnership Group’s behalf and the cost of employee benefits for such personnel, (ii) public company expenses of the MLP, such as K–1 preparation, external audit, internal audit, transfer agent and registrar, legal, printing, unitholder reports and other costs and expenses, (iii) general and administrative expenses and (iv) salaries and benefits of executive management of the General Partner who are employees of Quicksilver.
          (c) To the extent Quicksilver shall have charge or possession of any of the MLP Assets in connection with the provision of the Services, Quicksilver shall separately maintain, and not commingle, the MLP Assets with those of Quicksilver or any other Person.
     4.2 Reimbursement for Insurance. The Partnership Group hereby agrees to reimburse the Quicksilver Entities for all expenses they incur or payments they make on behalf of the Partnership Group for insurance coverage with respect to the MLP Assets.

ARTICLE V
Miscellaneous
     5.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Ft. Worth, Texas.
     5.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by fax to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by fax shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.2.
For notices to the Quicksilver Entities:
777 West Rosedale Street, Suite 300
Fort Worth, Texas 76104
Phone: (817) 665-5000
Fax: (817) 665-5004
Attention: Law Department
For notices to the Partnership Entities:
777 West Rosedale Street, Suite 300
Fort Worth, Texas 76104
Phone: (817) 665-5000
Fax: (817) 665-5004
Attention: Law Department
     5.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     5.4 Termination. This Agreement, other than the provisions set forth in Article III hereof, shall terminate upon a Change of Control of the General Partner or the MLP, other than any Change of Control of the General Partner or the MLP that may be deemed to have occurred pursuant to clause (iv) of the definition of Change of Control solely as a result of a Change of Control of Quicksilver. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the MLP under circumstances where Cause does not exist and Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement may immediately thereupon be terminated by Quicksilver.

     5.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     5.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will have an adverse effect on the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
     5.7 Assignment; Third Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties. Each of the Parties hereto specifically intends that each entity comprising the Quicksilver Entities and the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.
     5.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     5.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     5.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.
     5.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     5.12 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     5.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     5.14 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 5.7, the provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of Quicksilver or the MLP or other Person shall have the right, separate and apart from Quicksilver or the MLP, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     5.15 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Quicksilver Entity or any Partnership Entity.
[Signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

QUICKSILVER GAS SERVICES LP
By:	QUICKSILVER GAS SERVICES GP LLC, its general partner

By:	/s/ Philip Cook
	Name:	Philip Cook
	Title:	Senior Vice President—Chief Financial Officer

QUICKSILVER GAS SERVICES GP LLC
By:	/s/ Philip Cook
	Name:	Philip Cook
	Title:	Senior Vice President—Chief Financial Officer

QUICKSILVER RESOURCES INC.
By:	/s/ Philip Cook
	Name:	Philip Cook
	Title:	Senior Vice President—Chief Financial Officer

SCHEDULE A
Retained Assets
Cauble #1H & #2H Lateral (Hood County)
ETC to 20’ N. Mainline Interco (Hood County)
Moe Lateral (Bosque County)
Moe Szyslak Lateral (Johnson County)
Hill County Dry System (Hill County)
Lake Arlington Dry System (Tarrant County)